Exhibit 99

Retractable Technologies, Inc. Reports Sale of Common Stock

LITTLE ELM, Texas, August 24, 2017—Retractable Technologies, Inc. (NYSE American: RVP), (“RTI”) reports that on August 23, 2017, RTI issued and sold to Thomas J. Shaw, its founder, President, Chief Executive Officer, and majority shareholder, one million shares of Common Stock of RTI (the “Shares”) at a purchase price of $0.5701 per share, for aggregate consideration of $570,100.00.  The Shares were sold pursuant to the terms of the Purchase Agreement.  The Shares have not been registered under the Securities Act of 1933, as amended.  The Company intends to rely on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for the issuance of securities to Mr. Shaw.  The foregoing summary of the terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the Purchase Agreement attached as Exhibit 10.1 of the Form 8-K filed today.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically BD, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer